Exhibit 99.2

Metals Acquistion Corporation Teleconference Script

March 17, 2022

Operator

Good morning, and welcome to Metals Acquisition Corporation’s acquisition of the CSA copper mine conference call. This call is being recorded and will be available for replay following this conference. I will now turn the conference over to Mr. Dan Vujcic, Chief Development Officer of Metals Acquisition Corporation.

Mr. Vujcic you may begin

Mr. Dan Vujcic, Chief Development Officer, Metals Acquisition Corporation

Good morning, and welcome to the Metals Acquisition Corporation (“MAC”) conference call to discuss the proposed acquisition of the CSA mine from Glencore.

I want to remind everyone that this call may contain forward-looking statements including, but not limited to, MAC and Glencore’s ability to consummate the transaction, the anticipated benefits of the transaction, MAC’s expectations or predictions on financial and business performance and conditions, expectations, cost input and commodity price assumptions and industry outlook. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions and are not a guarantee of performance. I encourage you to read the press release issued today and MAC’s filings with the SEC, including the Current Report on Form 8-K filed by MAC today, which includes a copy of the investor presentation for a discussion of the risks that can affect the business combination on pages (35-38) of the presentation, to MAC’s business and MAC’s ability to complete the business combination, and the business of the combined company after completion of the proposed business combination.

MAC is under no obligation and expressly disclaims any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

I will now turn the call over to Mick McMullen, Chief Executive Officer of Metals Acquisition Corporation. Please go ahead, Mick.

Mr. Michael “Mick” McMullen, Chief Executive Officer, Metals Acquisition Corporation

Thank you, Dan and good morning.

I am excited to share with you that Metals Acquisition Corporation, last night, signed a binding share sale agreement to acquire the CSA copper mine from Glencore plc, a London listed, metals production and trading company.

The CSA copper mine is a natural fit for Metals Acquisition Corporation and its team. The asset is high quality, long life with a long operating history located in a Tier 1 jurisdiction. It’s generating positive free cash flow and the cost position ensures that CSA can operate through the cycle. The mine is in western New South Wales, Australia, which is a safe and mining friendly jurisdiction, an important feature in what is an increasingly challenging global geopolitical environment. The asset is highly compatible with the MAC team, who can apply their deep expertise of underground mining to extract operational efficiency to improve the cost and productivity. The total consideration of 1.1 Billion plus a 1.5% NSR represents a multiple of approximately 4.5x 2022E EBITDA, based on management projections, using 2022 forward curve commodity prices as at March 11, 2022 and assuming full year ownership, which we see as attractive when compared to recent transactions as well as public peers.

With the strong fundamentals currently in the copper market, we believe that this is the best time to own an established high quality copper asset in a mining friendly jurisdiction.

For those of you not familiar with the CSA mine let me provide a short history and some of the key operating statistics of the mine. The mine first started operating in 1967 and has operated consistently and safely during the past two decades. CSA is an underground mine that has an above average grade of copper with a silver by product and the recent output has been in the range of 40,000-45,000 tonnes of copper per year. This asset has also maintained a strong record of replacing mined material with new reserves and maintaining production and mine life. The current mine life is in excess of 15 years with the near term production profile estimated to be in a range between 41,000 tonnes and 49,000 tonnes during the next three years. Based on the current mine plan CSA is expected to produce nearly 50,000 tonnes in 2024.

The mine has seen several recent capital upgrades in the form of new ventilation and cooling infrastructure to improve overall working conditions and increase the work hours and thus overall productivity. The operations will also benefit from a new mining fleet that is approximately 60% delivered and which we expect to lower the fleet maintenance costs while also improving productivity. We also see opportunity to bring the overall productivity closer to industry norms both via the new capital equipment but also with several productivity steps that we have identified.

We intend to finance the transaction through a combination of financial instruments, optimizing the capital structure for the benefit of MAC shareholders. For more details around the financing, I will now hand over to Jaco Crouse, Chief Financial Officer of MAC. Go ahead, Jaco.

Jaco Crouse, Chief Financial Officer, Metals Acquisition Corporation

Thank you Mick. Good morning, as Mick noted above, today we are announcing a transaction with Glencore to acquire CSA for US$1.1billion and a 1.5% NSR to Glencore.

We feel the offer is structured in a way that is attractive to both parties. We intend to fund the purchase price through a combination of debt and equity, with debt representing circa 47% of the total consideration. We expect the remaining funds will be funded from the cash in trust (less any redemptions) as well new equity.

As part of the transaction, Glencore will maintain exposure to this high quality, low risk asset by subscribing to $50M of equity and as part of its 1.5% NSR and it will continue to market the product.

In terms of operating metrics, the executive team is confident that it can achieve a cash cost of approximately US$1.50 per pound net of by product for the next 5 years. If one assumes the current Cu price of approximately US$4.50 per pound, this represents a cash margin of 67%.

In terms of ongoing investment and on the back of recent capital initiatives to refurbish infrastructure and mobile fleet by Glencore, we expect to spend approximately $73 million in sustaining capital in 2022 and $70 million in 2023 and less than $60 million in 2024. Beyond that we currently expect to spend less than $40 million 2025 and 2026 based on the current plans.

We believe that the expected improvements and effiiciencies mentioned above enable significant free cash flow generation under a robust copper environment. With Approximately 55% of the mining costs fixed, an illustrative 20% productivity improvement should also translate to an approximate 11% increase in EBITDA. We believe that the improved productivity and profitability will enable us to extend the mine life.

To wrap up this call I will hand it back to Mick, who will summarize again why we believe CSA is an attractive asset for MAC.

Mr. Michael “Mick” McMullen, Chief Executive Officer, Metals Acquisition Corporation

Thank you Jaco, and to quickly summarize;

The acquisition of CSA fits squarely with our stated strategy of acquiring a “green” metal operating asset in a Tier 1 mining friendly jurisdiction. This asset draws on our skill set and knowledge both technically and geographically. The valuation is attractive and in-line with public peers and should ensure that our shareholders will benefit from future exploration success and our operational improvements. The size of CSA allows us to devote our entire focus on this asset to ensure we maximize value across all parts of the business. We see the CSA transaction as a vital and exciting first step to our stated vision of creating the next high quality pure play battery metals US-listed mid-tier mining company.

Operator

That concludes today’s call. You may now disconnect your line.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, MAC intends to file a preliminary and definitive proxy statement with the SEC. MAC's shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about CSA, MAC and the proposed business combination. When available, the definitive proxy statement and other relevant materials for the proposed business combination will be mailed to shareholders of MAC as of a record date to be established for voting on, among other things, the proposed business combination. Shareholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: Investors@soa-corp.com. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

MAC and its directors and executive officers may be deemed participants in the solicitation of proxies from MAC's shareholders with respect to the business combination. MAC stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of MAC in MAC’s final prospectus filed with the SEC on July 30, 2021 in connection with MAC’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to MAC’s shareholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement that MAC intends to file with the SEC.

Use of Projections and Non-GAAP Measures

This communication contains projected financial information with respect to the combined company, namely the CSA Copper Mine’s projected EBITDA for 2022. Such projected financial information constitutes forward-looking information and is for illustrative purposes only, and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Actual results may differ materially from the results contemplated by the projected financial information contained in this communication, and the inclusion of such information in this communication should not be regarded as a representation by any person that the results reflected in such projections will be achieved. The independent auditors of MAC have not audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this communication, and accordingly, did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this communication. Some of the financial information and data contained in this communication, such as EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA is defined as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization. MAC believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the CSA Copper Mine’s financial condition and results of operations. MAC believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends. MAC’s method of determining these non-GAAP measures may be different from other companies' methods and, therefore, may not be comparable to those used by other companies and MAC does not recommend the sole use of these non-GAAP measures to assess its financial performance. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MAC’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management intends to present non-GAAP financial measures in connection with GAAP results. MAC is not providing a reconciliation of projected EBITDA for future years to the most directly comparable measure prepared in accordance with GAAP because MAC is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, MAC is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward Looking Statements

This communication includes “forward-looking statements”. MAC’s actual results may differ from expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MAC’s expectations with respect to future performance of the CSA Copper Mine and anticipated financial impacts and other effects of the proposed business combination, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside MAC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the occurrence of any event, change, or other circumstances that could give rise to the termination of the Transaction Agreement; the outcome of any legal proceedings that may be instituted against MAC following the announcement of the Transaction Agreement; the inability to complete the proposed transaction, including due to failure to obtain approval of the shareholders of MAC, certain regulatory approvals, or satisfy other conditions to closing in the Transaction Agreement; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Transaction Agreement or could otherwise cause the transaction to fail to close MAC’s inability to secure the expecting financing for the consideration under the Transaction Agreement; the inability to obtain or maintain the listing of MAC’s shares following the proposed transaction; the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things; the supply and demand for copper; the future price of copper; the timing and amount of estimated future production, costs of production, capital expenditures and requirements for additional capital; cash flow provided by operating activities; unanticipated reclamation expenses; claims and limitations on insurance coverage; the uncertainty in mineral resource estimates; the uncertainty in geological, metallurgical and geotechnical studies and opinions; infrastructure risks; and dependence on key management personnel and executive officers; and other risks and uncertainties indicated from time to time in the final prospectus of MAC for its initial public offering and the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and in MAC’s other filings with the SEC. MAC caution that the foregoing list of factors is not exclusive. MAC caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MAC do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

More information on potential factors that could affect MAC’s or CSA’s financial results is included from time to time in MAC’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements MAC intends to file with the SEC in connection with MAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or MAC’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that MAC does not presently know, or that MAC currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MAC’s expectations, plans or forecasts of future events and views as of the date of this communication. MAC anticipates that subsequent events and developments will cause its assessments to change. However, while MAC may elect to update these forward-looking statements at some point in the future, MAC specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing MAC’s assessment as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.